Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 14, 2011, with respect to the consolidated financial statements and schedules of Universal City Development Partners, Ltd. and subsidiaries included in the Registration Statement on Form S-4 and related Prospectus of NBCUniversal Media, LLC for the registration of guarantees of the $260,000,000 8 7/8% Senior Notes due 2015 and $146,250,000 10 7/8% Senior Subordinated Notes due 2016.

/s/ Ernst & Young LLP

Certified Public Accountants

Orlando, Florida

August 25, 2011